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SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 13G
(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
TO RULES 13d-1(b) (c) AND (d) AND AMENDMENTS THERETO FILED
PURSUANT TO 13d-2(b)
(Amendment No. 3)

DOV Pharmaceutical, Inc. (Name of Issuer)

Common Stock (Title of Class of Securities)

259858 10 8 (CUSIP Number)

June 18, 2003 (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b) ☒ Rule 13d-1(c) ☐ Rule 13d-1(d)

CUSIP No. 259858 10 8	13G	Page 2 of 9 Pages

1	NAME OF REPORTING PERSON: Biotechnology Value Fund, L.P. I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☒
(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

	5	SOLE VOTING POWER
NUMBER OF		0
SHARES
BENEFICIALLY	6	SHARED VOTING POWER
OWNED		29,500
BY
EACH	7	SOLE DISPOSITIVE POWER
REPORTING		0
PERSON
WITH:	8	SHARED DISPOSITIVE POWER
		29,500

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
29,500

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.20%

12	TYPE OF REPORTING PERSON*
PN

*SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 259858 10 8	13G	Page 3 of 9 Pages

1	NAME OF REPORTING PERSON: Biotechnology Value Fund II, L.P. I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☒
(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

	7	SOLE VOTING POWER
NUMBER OF		0
SHARES
BENEFICIALLY	6	SHARED VOTING POWER
OWNED		21,060
BY
EACH	7	SOLE DISPOSITIVE POWER
REPORTING		0
PERSON
WITH:	8	SHARED DISPOSITIVE POWER
		21,060

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
21,060

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.14%

12	TYPE OF REPORTING PERSON*
PN

*SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 259858 10 8	13G	Page 4 of 9 Pages

1	NAME OF REPORTING PERSON: Investment 10, L.L.C. I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☒
(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Illinois

	5	SOLE VOTING POWER
NUMBER OF		0
SHARES
BENEFICIALLY	6	SHARED VOTING POWER
OWNED		3,240
BY
EACH	7	SOLE DISPOSITIVE POWER
REPORTING		0
PERSON
WITH:	8	SHARED DISPOSITIVE POWER
		3,240

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
3,240

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.02%

12	TYPE OF REPORTING PERSON*
OO

*SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 259858 10 8	13G	Page 5 of 9 Pages

1	NAME OF REPORTING PERSON: BVF Partners L.P. I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☒
(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

	5	SOLE VOTING POWER
NUMBER OF		0
SHARES
BENEFICIALLY	6	SHARED VOTING POWER
OWNED		53,800
BY
EACH	7	SOLE DISPOSITIVE POWER
REPORTING		0
PERSON
WITH:	8	SHARED DISPOSITIVE POWER
		53,800

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
53,800

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.37%

12	TYPE OF REPORTING PERSON*
PN

*SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 259858 10 8	13G	Page 6 of 9 Pages

1	NAME OF REPORTING PERSON: BVF Inc. I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☒
(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

	5	SOLE VOTING POWER
NUMBER OF		0
SHARES
BENEFICIALLY	6	SHARED VOTING POWER
OWNED		53,800
BY
EACH	7	SOLE DISPOSITIVE POWER
REPORTING		0
PERSON
WITH:	8	SHARED DISPOSITIVE POWER
		53,800

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
53,800

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.37%

12	TYPE OF REPORTING PERSON*
CO

*SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 259858 10 8	13G	Page 7 of 9 Pages

ITEM 1(a). NAME OF ISSUER:

        DOV Pharmaceutical, Inc. ("DOV")

ITEM 1(b). ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

433 Hackensack Avenue Hackensack, New Jersey 07601

ITEM 2(a). NAME OF PERSON FILING:

        This Amendment to Schedule 13G is being filed on behalf of the following persons (the "Reporting Persons")*:

  (i)
  Biotechnology Value Fund, L.P. ("BVF")
  (ii)
  Biotechnology Value Fund II, L.P. ("BVF2")
  (iii)
  Investment 10, L.L.C. ("Investment 10")
  (iv)
  BVF Partners L.P. ("Partners")
  (v)
  BVF Inc. ("BVF Inc.")

        *    Attached as Exhibit 1 is a copy of an agreement among the Reporting Persons that this Amendment to Schedule 13G is being filed on behalf of each of them.

ITEM 2(b). ADDRESS OF PRINCIPAL BUSINESS OFFICE:

        The principal business office of the Reporting Persons comprising the group filing this Amendment to Schedule 13G is located at 227 West Monroe Street, Suite 4800, Chicago, Illinois, 60606.

ITEM 2(c). CITIZENSHIP:

BVF:	a Delaware limited partnership
BVF2:	a Delaware limited partnership
Investment 10:	an Illinois limited liability company
Partners:	a Delaware limited partnership
BVF Inc.:	a Delaware corporation

ITEM 2(d). TITLE OF CLASS OF SECURITIES:

        This Amendment to Schedule 13G is being filed with respect to the common stock, par value .0001 per share (the "Common Stock") of DOV. The Reporting Persons' percentage ownership of Common Stock is based on 14,531,135 shares of Common Stock being outstanding.

ITEM 2(e). CUSIP Number:

        259858 10 8

CUSIP No. 259858 10 8	13G	Page 8 of 9 Pages

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), or 13d-2(b) or (c) CHECK WHETHER THE PERSON FILING IS: One of the following

        Not applicable as this Amendment to Schedule 13G is filed pursuant to Rule 13d-1(c).

ITEM 4. OWNERSHIP:

        The information in items 1 and 5 through 11 on the cover pages (pp. 2 - 6) on this Amendment to Schedule 13G is hereby incorporated by reference. Mark N. Lampert, who is the President of BVF Inc., the general partner of BVF, BVF2 and Partners, owns 9,097 shares of Common Stock and, pursuant to an Incentive Stock Option Agreement under the DOV Pharmaceutical, Inc. 2000 Stock Option and Grant Plan, has options vested to acquire 14,175 shares, of which options to acquire 13,669 shares and 506 shares are exercisable as of June 23, 2003 and June 30, 2003, respectively.

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

        If this statement is being filed to report the fact that as of the date hereof the Reporting Persons have ceased to be the beneficial owner of more than five percent of the class of securities check the following. ☒

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

        BVF shares voting and dispositive power over the shares of the Common Stock it beneficially owns with Partners. BVF2 also shares voting and dispositive power over the shares of the Common Stock it beneficially owns with Partners. Partners and BVF Inc. share voting and dispositive power over the shares of Common Stock beneficially owned by BVF, BVF2 and those owned by Investment 10, on whose behalf Partners acts as investment manager and, accordingly, Partners and BVF Inc. have beneficial ownership of all of the shares of Common Stock owned by such parties. Mark N. Lampert does not individually own more than 5% of the Common Stock of DOV pursuant to the aforementioned stock options described in Item 4 above.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

        Not applicable.

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF A GROUP:

        Not applicable.

ITEM 9. NOTICE OF DISSOLUTION OF GROUP:

        Not applicable.

CUSIP No. 259858 10 8	13G	Page 9 of 9 Pages

ITEM 10. CERTIFICATION

        By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:	June 23, 2003
BIOTECHNOLOGY VALUE FUND, L.P.
	By:	BVF Partners L.P., its general partner
		By:	BVF Inc., its general partner
			By:	/s/ MARK N. LAMPERT
Mark N. Lampert President
BIOTECHNOLOGY VALUE FUND II, L.P.
	By:	BVF Partners L.P., its general partner
		By:	BVF Inc., its general partner
			By:	/s/ MARK N. LAMPERT
Mark N. Lampert President
INVESTMENT 10, L.L.C.
	By:	BVF Partners L.P., its attorney-in-fact
		By:	BVF Inc., its general partner
			By:	/s/ MARK N. LAMPERT
Mark N. Lampert President
BVF PARTNERS L.P.
	By:	BVF Inc., its general partner
			By:	/s/ MARK N. LAMPERT
Mark N. Lampert President
BVF INC.
			By:	/s/ MARK N. LAMPERT
Mark N. Lampert President

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SCHEDULE 13D